SPIN-OFF AGREEMENT

This SPIN-OFF AGREEMENT, dated as of August 24, 2017, (this “Agreement”), is entered into by and among EXOlifestyle, Inc., a Nevada corporation (the “Seller”), and Vaughan Dugan (“Dugan”) and Randy Romano (“Romano”) (Dugan and Romano are collectively referred to hereinafter as the “Buyers”).

RECITALS:

WHEREAS, Seller presently owns 250 shares of the issued and outstanding common stock (the “EXO Shares”) in of EXO:EXO, Inc., a Wyoming corporation (“EXO”) representing 100% of the issued and outstanding common stock of EXO. EXO is engaged in the business of developing and selling fitness and lifestyle products (the “EXO Business”);

WHEREAS, Seller presently owns 11,411,512 shares of the issued and outstanding common stock (the “Pizza Fusion Shares”) of Pizza Fusion Holdings, Inc., a Florida corporation (“Pizza Fusion”) representing 100% of the issued and outstanding common stock of Pizza Fusion. Pizza Fusion is engaged in the business of owning and managing franchises of Pizza Fusion restaurants (the “Pizza Fusion Business”);

WHEREAS, Dugan owns 6,000,000 shares of the Seller’s issued and outstanding $0.0001 par value series A preferred stock (“Dugan’s Preferred Stock”);

WHEREAS, Romano owns 6,000,000 shares of the Seller’s issued and outstanding $0.0001 par value series A preferred stock (“Romano’s Preferred Stock”);

WHEREAS, Buyers desire to purchase the EXO Shares and the Pizza Fusion Shares from Seller, and assume all responsibility for and pay all other debts, obligations and liabilities of EXO and Pizza Fusion existing prior to the Closing Date, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, Seller desires to sell and transfer the EXO Shares and Pizza Fusion Shares and the Assumed Liabilities (as defined below) related to the EXO Shares and Pizza Fusion Shares, on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

1.	SALE OF SHARES AND ASSUMPTION OF AND LIABILITIES.

Subject to the terms and conditions provided below:

1.1.	Assignment and Assumption of Liabilities. Prior to the Closing (as defined below), Seller shall transfer and assign all of the Assumed Liabilities to either EXO or Pizza Fusion depending on which entity incurred such liability.

1.2.	Sale and Purchase. Pursuant to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, and deliver to Buyers at the Closing all right, title and interest in and to the EXO Shares and the Pizza Fusion Shares, and Buyers agree to accept the same from Seller.

1.3.	Assignment of Assets. Prior to the Closing, Seller shall transfer, assign, and deliver to EXO or Pizza Fusion all right, title and interest in and to the assets and rights, together with any replacements thereof and additions thereto made between the date hereof and the Closing, as hereafter described in this Section 1.3 (collectively, the “Assigned Assets”), including the following:

1.3.1.	All cash, property, real estate, equipment, and other assets of EXO Pizza Fusion, except any cash amounts raised in connection with the Seller on a non-consolidated basis and the operation of any other businesses unrelated to the EXO Business or the Pizza Fusion Business; and

1.3.2.	All goodwill and intangibles associated with the EXO Business and the Pizza Fusion Business.

1.4.	Assignment and Assumption of Liabilities. Prior to the Closing, Seller shall transfer, assign, and deliver to either EXO or Pizza Fusion, depending on which entity incurred such liability, all the following liabilities (the “Assumed Liabilities”):

1.4.1.	such liabilities, obligations and commitments of the Seller arising or accruing during the period commencing after the date hereof and Closing Date (as defined below) under any contracts of the Seller related to EXO Business of the Pizza Fusion Business;

1.4.2.	any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by EXO or Pizza Fusion or their agents, or which are imposed by operation of law or otherwise, in connection with any sales or service performed by or on behalf of EXO or Pizza Fusion on or prior to the Closing Date;

1.4.3.	any liability or obligations to any current or former employees, agents, independent contractors or creditors of EXO or Pizza Fusion or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations (A) under any life, health, accident, disability or any other employee benefit plan, and (B) under any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other current or former employee compensation or pension benefit plan or post-retirement benefit plan to which EXO or Pizza Fusion is a party or under which EXO or Pizza Fusion has any obligation, or which is maintained, or to which contributions have been made, by EXO or Pizza Fusion or any predecessor, and (C) for wages, salaries, bonuses, commissions, severance, sick pay, vacation or holiday pay, overtime or other benefits related to the EXO or Pizza Fusion business;

1.4.4.	any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state or federal income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of EXO or Pizza Fusion’s operations and the EXO Business and Pizza Fusion Business prior to the Closing Date or EXO or Pizza Fusion’s federal income or capital gain taxes or state, or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

1.4.5.	any liability (i) which arises out of or in connection with any breach or default by EXO or Pizza Fusion occurring prior to the Closing under any of the contracts or leases, (ii) which arises out of or in connection with any violation by EXO or Pizza Fusion of any requirement of law prior to the Closing Date, (iii) which relates to the EXO Business or the Pizza Fusion Business (including those arising under any contracts) to the extent relating to periods prior to the Closing Date;

1.4.6.	any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the EXO Business or the Pizza Fusion Business and operations, regardless of when made or asserted, including, without limitation, contract, tort, intellectual property, infringement or misappropriation, crime, fraudulent conveyance, workers’ compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of EXO or Pizza Fusion or their employees or agents, or which is imposed by law or otherwise; and

1.4.7.	any liabilities, trade payables or other costs of operating the EXO Business or the Pizza Fusion Business prior to the Closing Date (excluding the Retained Liabilities).

1.5.	Assignment and Assumption of Liabilities. Prior to the Closing, Seller shall transfer and assign all of the Assumed Liabilities to EXO or Pizza Fusion. The sale of the EXO Business or the Pizza Fusion Business shall be accomplished through a sale by Seller of the EXO Shares and the Pizza Fusion Shares to Buyers.

2.	TRANSFER OF SHARES AND WARRANTS

2.1.	Transfer of Shares. Subject to the terms and conditions provided below, Seller shall exchange all of the EXO Shares and all of the Pizza Fusion Shares for all of Seller’s Series A Preferred Stock on the Closing Date (as defined in Section 3.1 below) in the following amounts (the “Exchange Price”):

2.1.1.	125 shares of EXO shall be exchanged for 3,000,000 shares of Dugan’s Preferred Stock;

2.1.2.	125 shares of EXO shall be exchanged for 3,000,000 shares of Romano’s Preferred Stock;

2.1.3.	5,705,756 shares of Pizza Fusion shall be exchanged for 3,000,000 shares of Dugan’s Preferred Stock; and

2.1.4.	5,705,756 shares of Pizza Fusion shall be exchanged for 3,000,000 shares of Romano’s Preferred Stock.

3.	CLOSING.

3.1.	Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place on August ___, 2017 (the “Closing Date”) or such date mutually agreed upon by the parties, subject to the satisfaction of all conditions precedent described in Sections VIII and IX hereof.

3.2.	Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

3.2.1.	At the Closing, Seller shall deliver to Buyers (A) appropriate stock powers and certificates, bills of sale and other assignment documentation reasonably satisfactory to Buyers transferring Seller’s right, title and interest in the EXO Shares and the Pizza Fusion Shares, and (B) such other documents as may be required under applicable law or reasonably requested by Buyers to transfer ownership of the EXO Shares and Pizza Fusion Shares to Buyers as provided for herein; and

3.2.2.	At the Closing, Buyers shall deliver to Seller (A) the one or more applicable stock certificates evidencing the Seller’s Common Stock and Seller’s Preferred Stock, duly endorsed in blank or accompanied by stock powers duly executed with signature guaranteed in blank, or other instruments of transfer in form and substance reasonably satisfactory to Buyers, (B) any documentary evidence of the due recordation in the Company’s share register of Buyers’ full and unrestricted title to the Seller’s Common Stock and Preferred Stock, and (C) such other documents as may be required under applicable law or reasonably requested by Seller to terminate Buyers’ ownership interest in the Seller Shares.

4.	BUYERS’ REPRESENTATIONS AND WARRANTIES.

Buyers, collectively and individually, hereby represents and warrants to Seller that:

4.1.	Capacity and Enforceability. Buyers have the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Buyers at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents relating to the transactions contemplated hereunder constitute valid and binding agreements of Buyers, enforceable in accordance with their respective terms.

4.2.	Compliance. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyers will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law, or regulation to which Buyers are a party, or by which Buyers are bound.

4.3.	Liabilities. Following the Closing, Seller will, except as to the Retained Liabilities which the parties acknowledge shall be retained by Seller and paid at Closing, have no other liability for any debts, liabilities or obligations of EXO or Pizza Fusion, the EXO Shares and the Pizza Fusion Shares or the business or activities of EXO or Pizza Fusion prior to the Closing, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Seller directly or indirectly in relation to the business of Seller prior to the Closing, and that may survive the Closing.

5.	SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyers that:

5.1.	Organization and Good Standing. Seller, EXO, and Pizza Fusion are corporations duly incorporated, validly existing, and in good standing under the respective laws of the state of their organization.

5.2.	Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Seller and all such documents constitute valid and binding agreements of Seller enforceable in accordance with their terms.

5.3.	Ownership. Seller is the sole record and beneficial owner of the EXO Shares and the Pizza Fusion Shares, has good and marketable title to such shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the EXO Shares and the Pizza Fusion Shares to each of the respective Buyers in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements, or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Buyers will receive good and marketable title to their respective EXO Shares and Pizza Fusion Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the EXO Shares and the Pizza Fusion Shares.

5.4.	Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

6.	OBLIGATIONS OF BUYERS PENDING CLOSING.

Buyers covenant and agree that between the date hereof and the Closing:

6.1.	Not Impair Performance. Buyers shall not take any action that would cause the conditions upon the obligations of the parties hereto to affect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken, any action that would cause the representations and warranties made by any party herein not to be true, correct and accurate as of the Closing.

6.2.	Assist Performance. Buyers shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Seller’s obligations to consummate the transactions contemplated hereby which are dependent upon actions of Buyers and to make and/or obtain any necessary filings and consents in order to consummate the transactions contemplated by this Agreement.

7.	OBLIGATIONS OF SELLER PENDING CLOSING.

Seller covenants and agrees that between the date hereof and the Closing:

7.1.	Business as Usual. Seller shall operate the EXO Business and Pizza Fusion Business in accordance with past practices, and shall use best efforts to preserve its goodwill and the goodwill of its employees, customers and others having business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Seller shall (a) make all normal and customary repairs to its equipment, assets and facilities, (b) keep in force all insurance, (c) preserve in full force and effect all material franchises, licenses, contracts and real property interests and comply in all material respects with all laws and regulations, (d) collect all accounts receivable and pay all trade creditors in the ordinary course of business at intervals historically experienced, and (e) preserve and maintain its assets in their current operating condition and repair, ordinary wear and tear excepted. From the date of this Agreement until the Closing Date, Seller shall not (i) amend, terminate, or surrender any material franchise, license, contract, or real property interest, or (ii) sell or dispose of any of its assets except in the ordinary course of business. Seller shall not take or omit to take any action that results in Buyers incurring any liability or obligation prior to or in connection with the Closing.

7.2.	Not Impair Performance. Seller shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to affect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action which would cause the representations and warranties made by any party herein not to be materially true, correct and accurate as of the Closing, or in any way impairing the ability of Buyers to satisfy his obligations as provided in Article VI.

7.3.	Assist Performance. Seller shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Buyers’ obligations to consummate the transactions contemplated hereby which are dependent upon the actions of Seller and to work with Buyers to make and/or obtain any necessary filings and consents. Seller shall comply with its obligations under this Agreement.

8.	SELLER’S CONDITIONS PRECEDENT TO CLOSING.

The obligations of Seller to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

8.1.	Representations and Warranties; Performance. All representations and warranties of Buyers contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing. Buyers shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Buyers at or prior to the Closing.

8.2.	Additional Documents. Buyers shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of their obligations hereunder.

8.3.	No Adverse Action. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the sale of the EXO Shares or the Pizza Fusion Shares) preventing the consummation of the sale, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

9.	BUYERS’ CONDITIONS PRECEDENT TO CLOSING.

The obligation of Buyers to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any and all of which may be waived by Buyers in writing):

9.1.	Representations and Warranties; Performance. All representations and warranties of Seller contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing. Seller shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing.

9.2.	Additional Documents. The Seller shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of its obligations hereunder.

10.	OTHER AGREEMENTS.

10.1.	Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

10.2.	Confidentiality. Buyers shall not make any public announcements concerning this transaction without the prior written agreement of Seller, other than as may be required by applicable law or judicial process. If for any reason the transactions contemplated hereby are not consummated, then Buyer shall return any information received by Buyers from Seller, and Buyers shall cause all confidential information obtained by Buyers concerning Seller and its business to be treated as such.

10.3.	Brokers’ Fees. In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

10.4.	Access to Information Post-Closing, Cooperation.

10.4.1.	Following the Closing, Buyers shall afford to Seller and its authorized accountants, counsel and other designated representatives, reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the possession or control of Buyers relating to the EXO Business or the Pizza Fusion Business insofar as such access is reasonably required by Seller. Information may be requested under this Section 10.4(a) for, without limitation, audit, accounting, claims, litigation, and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby. No files, books or records regarding the EXO Business or the Pizza Fusion Business existing at the Closing Date shall be destroyed by Buyers after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Seller at least 30 days’ prior written notice, during which time Seller shall have the right to examine and to remove any such files, books, and records prior to their destruction.

10.4.2.	Following the Closing, Seller shall afford to Buyers and its authorized accountants, counsel, and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Seller’s possession or control relating to the EXO Business or the Pizza Fusion Business insofar as such access is reasonably required by Buyers. Information may be requested under this Section 10.4(b) for, without limitation, audit, accounting, claims, litigation, and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. No files, books or records of the EXO Business or the Pizza Fusion Business existing at the Closing Date shall be destroyed by Seller after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Buyers at least 30 days’ prior written notice, during which time Buyers shall have the right to examine and to remove any such files, books, and records prior to their destruction.

10.4.3.	At all times following the Closing, Seller and Buyers shall use their reasonable efforts to make available to the other upon written request, the current and former officers, directors, employees, and agents of Seller for any of the purposes set forth in Section 10.4(a) or (b) above or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative, or other proceedings in which Seller or Buyers may from time to be involved.

10.4.4.	The party to whom any Information or witnesses are provided under this Section 10.4 shall reimburse the provider thereof for all out-of-pocket expenses actually and reasonably incurred in providing such Information or witnesses.

10.4.5.	Seller, Buyers and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons to whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

10.5.	Seller and Buyers shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence, and other materials which are received and determined to pertain to the other party.

11.	TERMINATION.

11.1.	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

11.1.1.	by mutual written agreement of the Buyers and the Seller;

11.1.2.	by the Buyers, in its sole discretion, if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete or if the Seller materially breaches or fails to substantially comply with any covenant or agreement contained herein and the Seller fails to cure such breach within 10 days of prior written notice;

11.1.3.	by the Seller, in its sole discretion, if any of the representations or warranties of the Buyers contained herein are not in all material respects true, accurate and complete or if the Buyers materially breaches or fails to substantially comply with any covenant or agreement contained herein and the Buyers fails to cure within 10 days of prior written notice; or

11.1.4.	by either party upon written notice to the other in the event that the Closing has not occurred by August 15, 2017, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a breach of a representation or warranty by such party herein.

11.2.	Effect of Termination. To effectuate the termination of this Agreement pursuant to Section 11.1, written notice thereof shall promptly be delivered to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each party shall have the right to seek damages with respect to such termination, and shall not be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against the other party in respect of any material breach or default by the other party hereunder.

12.	INDEMNIFICATION.

12.1.	Indemnification by Buyers. Buyers covenants and agrees to indemnify, defend, protect and hold harmless Seller, and its respective officers, directors, employees, stockholders, agents, representatives and Affiliates (each a “Seller Indemnified Party”, and, collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement, from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Seller Indemnified Party (any, a “Loss” and as to two or more, collectively, “Losses”), incurred by any Seller Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of such Buyers set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of Buyers to indemnify set forth in this Agreement) on the part of such Buyers under this Agreement, (iii) any Assigned Asset, (iv) the conduct and operations, whether before or after Closing, of the business of Seller pertaining to the EXO Shares and Pizza Fusion Shares and Assumed Liabilities, (v) claims asserted (including claims for payment of taxes), whether before or after Closing, pertaining to the EXO Shares and Pizza Fusion Shares and Assumed Liabilities or to the EXO Business or the Pizza Fusion Business prior to the Closing, or (vi) any federal or state income tax payable by Seller attributable to the transactions contemplated by this Agreement or to the business of Seller prior to the Closing. For the purposes of this Agreement, an “Affiliate” is a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another specified person or entity. Notwithstanding anything to the contrary provided for herein, Buyers total obligation under this Section 12 shall be limited to their respective ownership interests in the EXO Shares and the Pizza Fusion Shares.

12.2.	Third Party Claims.

12.2.1.	Defense. If any claim or liability (a “Third-Party Claim”) should be assessed against any of the Seller Indemnified Parties (the “Indemnitees”) by a third party after the Closing for which Buyers has an indemnification obligation under the terms of Section 12.1, then the Indemnitee shall notify Buyers (the “Indemnitor”) within 10 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and, in connection therewith, to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits, or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the indemnitor agrees to assume the defense of any Third-Party Claim in writing within 5 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided in subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

12.2.2.	Failure to Defend. If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 5 days after the Claim Notice of such Third Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate; provided, always, that in such event, the Indemnitor shall (i) promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim, or (ii) shall pay, in advance of any settlement or proceedings and in installments as reasonably agreed to by the parties, such sums and expenses reasonably expected to be incurred in connection with the defense of the Third-Party Claim and any settlement thereof. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

12.3.	Non-Third-Party Claims. Upon discovery of any claim for which Buyers has an indemnification obligation under the terms of Section 12.1 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Buyers of such claim and, in any case, shall give Buyers such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Buyers shall not excuse Buyers from any indemnification liability except to the extent that Buyers are materially and adversely prejudiced by such failure.

12.4.	Survival. Except as otherwise provided in this Section 12.4, all representations and warranties made by Buyers and Seller in connection with this Agreement shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article XII shall terminate on the first (1st) anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the first (1st) anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party’s material breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of Buyers for Losses incurred by a Seller Indemnified Party due to material breaches of its representations and warranties in Section of this Agreement, and (d) liability of Buyers for Losses arising out of Third-Party Claims for which Buyers has an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

13.	MISCELLANEOUS.

13.1.	Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

If to Seller, addressed to:

EXOlifestyle, Inc.

1215 Gordon’s Corner Road

Suite 1A

Manalapan, NJ 07726

Attn: Nicholas Campanella

If to Buyers, addressed to:

399 NW 2nd Avenue, Suite 216

Boca Raton FL 33432

Attn: Randy Romano

or to such other address as any party hereto shall specify pursuant to this Section 13.1 from time to time.

13.2.	Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

13.3.	Time. Time is of the essence with respect to this Agreement.

13.4.	Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.5.	Further Acts and Assurances. From and after the Closing, Seller and Buyers agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Buyers, possession of, all EXO Shares and Pizza Fusion Shares and Assumed Liabilities, and to convey, transfer to and vest in Seller or otherwise terminate, all right, title and interest of Buyers in the Seller’s Shares, and, in the case of any contracts and rights regarding the EXO Business or the Pizza Fusion Business that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Buyers receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

13.6.	Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

13.7.	Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties, provided that Buyers may assign his rights to receive the EXO Shares and the Pizza Fusion Shares to an entity controlled by Buyers.

13.8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts or choice of laws thereof.

13.9.	Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

13.10.	Section Headings and Gender. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever, and as often as may be appropriate.

13.11.	Submission to Jurisdiction; Process Agent; No Jury Trial.

13.11.1	Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

13.12.	EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

13.13.	Construction. The patties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such patty is in breach of the first representation, warranty, or covenant.

13.14.	Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under this Agreement are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance or non-performance of the obligations of any other Buyer under this Agreement. Nothing contained herein, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:		BUYERS:

EXOlifestyle, Inc.		/s/ Vaughan Dugan
Vaughan Dugan, Personally

By:	/s/ Nicholas Campanella
Name:	Nicholas Campanella	/s/ Randy Romano
Title:	Chief Executive Officer	Randy Romano, Personally